CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the amendment to the Registration Statement (Form S-1/A) pertaining to the registration of 862,000 shares of common stock of Taxus Pharmaceuticals, Inc., of our report dated June 22, 2012 (Except for Note 1, 2, 6, 7, 8, 11, 15 and 17 as to which the date is November 21, 2012) with respect to the financial statements of Stand Giant International Limited for the years ended December 31, 2011 and 2010, and our report dated November 21, 2012 with respect to the financial statements of Taxus Pharmaceuticals, Inc. (parent company only) for the period from February 17, 2012 (date of inception) to June 30, 2012.  We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

/s/ Patrizio & Zhao, LLC

Certified Public Accountants and Consultants

Parsippany, New Jersey

December 28, 2012